EXHIBIT 99.1

UNIVERSAL DETECTION TECHNOLOGY ANNOUNCES SALE OF SUBSIDIARY

LOS ANGELES--(BUSINESS WIRE)--March 21, 2002--Universal Detection Technology (Nasdaq: UDET - news), a provider of environmental monitoring technologies, including bio-terrorism detection devices, air monitoring systems, and medical diagnostic equipment ("UDT"), today announced that it has entered into a binding letter of intent to sell its Dasibi Environmental Corp. subsidiary ("DEC"). The sale is scheduled to close on March 25, 2002 and is subject to conditions, including receipt of necessary consents, compliance with all applicable laws and receipt of financing by the buyer. UDT originally planned to spin-off DEC.

Under the terms of the letter of intent, UDT will sell the unit for the cancellation of debt of approximately one and a half million dollars. UDT will retain licenses to intellectual property enabling it to continue its strategy of product development in the bio-chemical and medical technology fields except for the People's Republic of China, in which territory Dasibi has exclusive rights to exploit the technology. UDT will also retain all inventory owned by DEC. UDT continues its ongoing modification and reengineering of the 7001 to enable real-time detection of airborne biological and chemical agents and is continuing its pilot program of the device as well.

"The sale is in line with the company's strategy and will significantly strengthen its balance sheet and allow the company to leverage its technology base and resources moving forward," said CEO Jacques Tizabi. He added, "This transaction goes a long way in accomplishing these goals."

ABOUT UNIVERSAL DETECTION TECHNOLOGY

Universal Detection Technology (UDT) was founded in 1973 and is a leading provider of environmental monitoring technologies, including bio-terrorism detection devices, air monitoring systems, and medical diagnostic equipment. UDT's proprietary technology, together with its R & D expertise, exclusive licenses of third party technologies and devices, and sales distribution networks in North America, Europe and Asia, position the Company to capitalize on growth and value opportunities.

SAFE HARBOR STATEMENT: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results in the future to differ materially from forecasted results. These risks and uncertainties include, among other things, our ability to timely close the sale of Dasibi under the terms of the letter of intent, our ability to timely and cost effectively enhance our new products and develop new products targeted to the bio-chemical and medical markets, commercial acceptance of our products, product price volatility, product demand, market competition and general economic conditions.

CONTACT:

     Universal Detection Technology
     www.udetection.com
     Jacques Tizabi, CEO, 310/248-3655


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          or
     For Investor Relations for UDET:
     Phoenix Alliance
     Phil Huss, 970/259-7241
     phoenixalliance@frontier.net